Exhibit 10.11

Execution Copy

SECOND AMENDMENT TO MASTER REPURCHASE AND SECURITIES CONTRACT

This amendment (this “Amendment”) is made between TPG RE Finance 14, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”), and U.S. Bank National Association (“Buyer”) and is effective as of May 28, 2020 (the “Effective Date”) except as otherwise provided below.

RECITALS

A.

Seller and Buyer have executed that certain Master Repurchase and Securities Contract dated as of March 31, 2017, as amended by that certain Amendment No. 1 to Master Repurchase and Securities Contract, dated May 4, 2018 (as may be further amended, restated, supplemented, amended and restated and/or otherwise modified from time to time, the “Agreement”).  Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The Transaction Documents set forth the terms and conditions upon which Buyer and Seller may enter into transactions in which Seller agrees to transfer to Buyer specified interests in Eligible Assets set forth in the related Confirmation against the transfer of funds by Buyer on the related Purchase Date with a simultaneous agreement by Buyer to transfer to Seller such specified interests in such Eligible Assets at a date certain or on demand, against the transfer of funds by Seller.

B.

In connection with the Agreement, TPG RE Finance Trust Holdco, LLC, a Delaware limited liability company (the “Guarantor”, together with Seller, each, a “Seller Party”, and collectively, the “Seller Parties”), executed that certain Amended and Restated Limited Guaranty dated as of May 4, 2018, (as amended, restated, supplemented, amended and restated and/or otherwise modified from time to time, the “Guaranty”), pursuant to which the Guarantor unconditionally and irrevocably guaranteed to Buyer certain obligations of Seller under the Transaction Documents on the terms and conditions set forth therein.

C.

Seller has requested that Buyer (i) permit certain modifications to the Agreement to, among other things, (A) forbear from issuing a Margin Call in respect of the Hurt Plaza Purchased Mortgage Loan (as defined below) and the One Bay Plaza Purchased Mortgage Loan (as defined below) for the period commencing on the Effective Date through and including December 1, 2020 (the “Margin Holiday Period”), (B) forbear from requiring Seller to pay any Margin Deficit with respect to the Hurt Plaza Purchased Mortgage Loan or One Bay Plaza Purchased Mortgage Loan during the Margin Holiday Period and (C) forbear from requiring Seller to repurchase the Hurt Plaza Purchased Mortgage Loan or One Bay Plaza Purchased Mortgage Loan in the event either becomes an Impaired Asset or otherwise ceases to be an Eligible Mortgage Loan pursuant to clause (iv) of the definition of Eligible Mortgage Loan during the Margin Holiday Period, and (ii) agree to a permit certain Material Purchased Mortgage Loan Modifications to be documented in modification documents to be entered into after the date hereof with respect to (A) the Hurt Plaza Purchased Mortgage Loan (the “Hurt Plaza Purchased Mortgage Loan Modification”) and (B) the One Bay Plaza Purchased Mortgage Loan (the “One Bay Plaza Purchased Mortgage Loan Modification”)

D.

Buyer has agreed to (i) modify the Agreement as provided herein, (ii) permit the Hurt Plaza Purchased Mortgage Loan Modification and One Bay Plaza Purchased Mortgage Loan Modification and (iii) the other agreements and acknowledgments set forth herein, but, in each case, only upon the terms and conditions more particularly described in this Amendment.

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In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

E.

On the date hereof, TPG RE Finance Trust, Inc., the sole member of Guarantor, is entering into that certain Investment Agreement with Affiliates of Starwood Capital Group in connection with its infusion of preferred equity in the amount of approximately $325 million (the “Preferred Equity Investment”), a description of which is contained in the summary attached hereto as Exhibit A. Simultaneously with entering into the Preferred Equity Investment, Buyer and Guarantor are entering into that certain Amendment to the Guaranty dated as of the date hereof (the “Guaranty Amendment”).

SECTION 1. Amendment to Agreement. Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 4 hereof, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Agreement shall be amended in the manner provided in this Section 1.

1.1Amended Definitions. Section 2 of the Agreement shall be and it hereby is amended by amending and restating following definitions in Section 2(a) of the Agreement in their entirety to read as follows:

“Alternative Rate” means, for any Pricing Rate Period or portion thereof, with respect to any Transaction, an annual rate determined in accordance with Section 27(c), and in no event shall such Alternative Rate ever be less than zero percent.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other anti- corruption law applicable to Seller.

“PATRIOT ACT” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, or the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

1.2Added Definitions. Section 2(a) of the Agreement shall be and it hereby is amended by adding the following definition, to be placed in the appropriate alphabetical order, to read as follows:

“Benchmark Replacement” means the sum of: (a) an alternate benchmark rate that has been selected by the Buyer giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. commercial real estate mortgage loan repurchase facilities denominated in Dollars that are substantially similar to the facilities under this Agreement and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

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“Benchmark Replacement Adjustment” means, with respect to any replacement under this Agreement of LIBOR with an alternative benchmark rate, for each applicable Pricing Rate Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Buyer giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with an alternative benchmark rate by the Relevant Governmental Body and (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with an alternative benchmark rate at such time for U.S. commercial real estate mortgage loan repurchase facilities denominated in Dollars that are substantially similar to the facilities under this Agreement, which adjustment or method for calculating or determining such spread adjustment pursuant to clause (b) is published on an information service as selected by the Buyer from time to time and as may be updated periodically.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternative Rate,” the definition of “Pricing Rate Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Buyer in a manner substantially consistent with then- prevailing market practice (or, if the Buyer decides that adoption of any portion of such market practice is not administratively feasible or if the Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Buyer decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to LIBOR:

(a)	in the case of clauses (b), (c) or (d) of Section 27(c)(ii), the later of:

(i)the date of the public statement or publication of information referenced therein and

(ii)the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR;

(b)	in the case of clause (a) of Section 27(c)(ii), the earlier of

(i)the date of the public statement or publication of information referenced therein; and

(ii)the date specified by the Buyer by notice to the Seller; or

(c)in the case of clause (e) of Section 27(c)(ii), the date specified by the Buyer by notice to the Seller.

“Benchmark Transition Event” is defined in Section 27(c)(ii).

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“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced hereunder with a Benchmark Replacement, the period (y) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes under this Agreement and the other Transaction Documents in accordance with Section 27(c) and (z) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes under this Agreement and the other Transaction Documents pursuant to Section 27(c)(ii).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Hurt Plaza Purchased Mortgage Loan” means that certain senior loan purchased by Buyer on June 25, 2018, originated by Seller and secured directly and indirectly by, among other things, an office building located in Atlanta, Georgia.

“LIBOR” means the London Interbank Offered Rate.

“One Bay Plaza Purchased Mortgage Loan” means that certain senior loan purchased by Buyer on July 19, 2019, originated by Seller and secured directly and indirectly by, among other things, an office building located near San Francisco, California.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

1.3Deleted Definitions. Section 2(a) of the Agreement shall be and it hereby is amended by deleting the definitions of “Sanctioned Country” and “Sanctioned Person” in their entirety.

1.4LIBOR Notification. Section 2 of the Agreement shall be and it hereby is amended by adding the following Section 2(f) to read in its entirety as follows:

(f)LIBOR Notification. The interest rate on the Transactions and any advances hereunder is determined by reference to the LIBO Rate, which is derived from LIBOR. Section 27(c)(ii) provides a mechanism for (a) determining an alternative rate of interest if LIBOR is no longer available or in the other circumstances set forth in Section 27(c)(ii) and (b) modifying this Agreement to give effect to such alternative rate of interest. The Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of LIBO Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 27(c)(ii), will have the same value as, or be economically equivalent to, the LIBO Rate.

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1.5Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws. Section 9(b)(xxi) of the Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(xx)Anti-Corruption Laws;  Sanctions;  Anti-Terrorism  Laws  The  Seller Parties and their respective directors, officers, and employees and, to the knowledge of the Seller, the agents of the Seller Parties are in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects. Each Seller Party has implemented and maintained in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions. None of the Seller Parties or, to the knowledge of Seller, any director, officer, employee, agent, or affiliate of any Seller Party is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria).

1.6Sanctions. Section 11(s) of the Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(o)Seller will not, directly or (s) indirectly, use the Purchase Price received by Buyer, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including Buyer). The Seller shall provide such information and take such actions as are reasonably requested by Buyer in order to assist Buyer in maintaining compliance with anti-money laundering laws and regulations.

1.7Alternate Rate of Interest. Section 27(c) of the Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(c)	Alternate Rate of Interest.

(i)Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, if the Buyer determines (which determination shall be conclusive absent manifest error) that:

(a)deposits of a type and maturity appropriate to match fund the advances hereunder are not available to the Buyer in the relevant market, or

(b)the interest rate applicable to advances hereunder for the applicable Pricing Rate Period is not ascertainable or available (including, without limitation, because the applicable Reuters Screen (or on any successor or substitute page on such screen) is unavailable) or does not adequately and fairly reflect the cost of making or maintaining such advances, then the outstanding Transactions shall, at Buyer’s discretion, be converted automatically to Alternative Rate Transactions, for which the Pricing Rate shall be the Alternative Rate, on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law.

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(ii)Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, if the Buyer determines (which determination shall be conclusive absent manifest error) that any one or more of the following (each, a “Benchmark Transition Event”) has occurred:

(a)the circumstances set forth in Section 27(c)(i) have arisen (including, without limitation, a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR described in clause (ii) of this Section 27(c)(ii) announcing that LIBOR is no longer representative) and such circumstances are unlikely to be temporary,

(b)ICE Benchmark Administration (or any Person that has taken over the administration of LIBOR for deposits in Dollars that is acceptable to the Buyer) discontinues its administration and publication of LIBOR for deposits in Dollars,

(c)a public statement or publication of information by or on behalf of the administrator of LIBOR described in clause (ii) of this Section 27(c) announcing that such administrator has ceased or will cease as of a specific date to provide LIBOR (permanently or indefinitely); provided that, at the time of  such statement, there is no successor administrator that is acceptable to the Buyer that will continue to provide LIBOR after such specified date,

(d)a public statement by the supervisor for the administrator of LIBOR described in clause (ii) of this Section 27(c), the U.S. Federal Reserve System, an insolvency official with jurisdiction over such administrator for LIBOR, a resolution authority with jurisdiction over such administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over such administrator for LIBOR, which states that such administrator of LIBOR has ceased or will cease as of a specific date to provide LIBOR (permanently or indefinitely); provided that, at the time of such statement or publication, there is no successor administrator that is acceptable to the Buyer that will continue to provide LIBOR after such specified date; or

(e)commercial real estate mortgage loan repurchase facilities substantially similar to the facilities under this Agreement being executed at such time, or that include language substantially similar to that contained in this Section 27(c), are being executed or amended, as the case may be, to incorporate or adopt a new benchmark interest rate to replace LIBOR for deposits in Dollars, then the Buyer and the Seller may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement (the “Alternative Rate”). No replacement of the LIBO Rate with an Alternative Rate pursuant to this Section 27(c) will occur prior to the date set forth in the applicable amendment.

In connection with the implementation of a Benchmark Replacement, the Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

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The Buyer will promptly notify the Seller of (1) any occurrence of a Benchmark Transition Event (other than pursuant to clause (v) of this Section 27(c)), (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Buyer pursuant to this Section 27(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 27(c).

Upon notice to the Seller by the Buyer in accordance with Section 15 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 27(c), interest on each advance hereunder shall accrue at the Money Market Rate plus the Applicable Spread. Such Benchmark Replacement shall be adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.

1.8Margin Holiday Period – Margin Calls. Notwithstanding anything to the contrary contained in the Transaction Documents, during the Margin Holiday Period, Buyer shall not (x) make any Margin Calls in respect of the Hurt Plaza Purchased Mortgage Loan or One Bay Plaza Purchased Mortgage Loan pursuant to Section 4(a) of the Agreement, (y) require Seller to pay any Margin Deficit with respect to the Hurt Plaza Purchased Mortgage Loan or One Bay Plaza Purchased Mortgage Loan or (z) require Seller to repurchase either the Hurt Plaza Purchased Mortgage Loan or One Bay Plaza Purchased Mortgage Loan (i) pursuant to Section 4(d) of the Agreement or (ii) in the event either ceases to be an Eligible Mortgage Loan pursuant to clause (iv) of the definition thereof. In furtherance of the foregoing, the existence of any Margin Deficit with respect to the Hurt Plaza Purchased Mortgage Loan  or One Bay Plaza Purchased Mortgage Loan under the Agreement shall, during the Margin Holiday Period, be disregarded for all purposes under Sections 3(d), 3(j), 3(k), 4(e), and 5(d) of the Agreement. This is not a waiver of any amounts due under the Agreement. Any and all interest, as applicable, will continue to accrue during the Margin Holiday Period. Except as otherwise expressly provided in this Amendment, all other payments, including but not limited to Price Differential and any fees required pursuant to the terms of the Transaction Documents, including the Fee Letter, required by the Transaction Documents must be made in the normal course.

1.9Termination of the Margin Holiday Period. Notwithstanding anything to the contrary contained herein, the Margin Holiday Period shall terminate and any and all restrictions on Buyer’s rights as set forth in Section 1.8 of this Amendment shall thereafter be null and void, upon the earlier to occur of (i) the expiration of the Margin Holiday Period or (ii) Buyer’s written notice to Seller upon the occurrence of a Margin Holiday Termination Event. As used herein, the term “Margin Holiday Termination Event” shall mean (x) the occurrence of any Event of Default under the Agreement or other Transaction Documents other than as a result of the existence of a Margin Deficit with respect to the Hurt Plaza Purchased Mortgage Loan or One Bay Plaza Purchased Mortgage Loan or the failure of Seller to repurchase the Hurt Plaza Purchased Mortgage Loan and/or One Bay Plaza Purchased Mortgage Loan should such Purchased Mortgage Loan(s) become an Impaired Asset or cease to be an Eligible Purchased Mortgage Loan pursuant to clause (iv) of the definition thereof, (y) any representation made by Seller or Guarantor under or in connection with this Amendment shall prove to be false in any material respect as of the date when made or (z) in the event that (A) Seller receives notice from any Other Buyer(s) under any Other Facility Agreement(s) (as such terms are defined below) of the existence of any margin deficit or requesting payment of any margin call (the “Other Facility Margin Notices”) and (B) the aggregate amount of all such margin deficits or margin calls set forth in the Other Facility Margin Notice(s) exceeds $15,000,000.00. Seller shall deliver to Buyer a copy of any Other Facility Margin Notice within one (1) Business Day of receipt by Seller. In the event Buyer terminates the Margin Holiday Period as set forth herein, Buyer shall be entitled to use the most recently delivered financial reporting from Seller to determine if a Margin Deficit exists.

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SECTION 2.

2.1Purchase Price Reduction. On the date hereof, Seller is transferring cash in the amount of $5,894,708.00 to Buyer in reduction of the outstanding Purchase Price of the Hurt Plaza Purchased Mortgage Loan and/or One Bay Plaza Purchased Mortgage Loan in the respective amounts set forth on Schedule I hereto (the “Purchase Price Reduction”). In connection with such Purchase Price Reduction, the Purchase Price Percentage and Maximum Purchase Price Percentage of the applicable Purchased Mortgage Loans shall hereafter be reduced to the respective amounts set forth on Schedule I hereto, and Buyer and Seller shall enter into amended and restated Confirmations for each such Purchased Mortgage Loan to reflect the new Purchase Price, Purchase Price Percentage and Maximum Purchase Price Percentage with respect to each such Purchased Mortgage Loan.

2.2From and after the Effective Date, Section 5(d)(vii) of the Agreement is amended as follows and any Principal Payment distributable to Seller pursuant to Section 5(d)(vii) of the Agreement shall be distributed as follows:

(vii) to remit the remainder of any Principal Payment as follows: (i) with respect to the One Bay Plaza Purchased Mortgage Loan, twenty-five percent (25%) of such Principal Payment to Buyer, based upon a repayment to Seller by the Mortgagor of the One Bay Plaza Purchased Mortgage Loan at par, and the remainder to Seller and (ii) with respect to the Hurt Plaza Purchased Mortgage Loan, thirty-five percent (35%) of such Principal Payment  to Buyer, based upon a repayment to Seller by the Mortgagor  of the Hurt Plaza Purchased Mortgage Loan at par and the remainder to Seller.

SECTION 3.

3.1Modifications of the Hurt Plaza Purchased Mortgage Loan and One Bay Plaza Purchased Mortgage Loan. During the Margin Holiday Period, notwithstanding any contrary  provisions in the Agreement, including, without limitation, Sections 10(g), 10(p), and 24(a) thereof, Seller shall be permitted to enter into one or more Hurt Plaza Purchased Mortgage Loan Modifications and/or One Bay Plaza Purchased Mortgage Loan Modifications, without Buyer’s consent (unless otherwise expressly provided below), with respect to:

(i)changing the payment terms of the related Mortgage Loan Documents to provide that all or a portion of interest (at Seller’s election) shall not be required to be paid on a monthly basis and instead shall be deferred and paid at a later date or accrued and added to the principal balance of such Purchased Mortgage Loan for a period ending no later than December 31, 2020 (the “Purchased Mortgage Loan Margin Holiday Period”);

(ii)(a) waiving, modifying or reallocating any required furniture, fixture and equipment (“FF&E”) and capital expenditure escrow and reserve deposits during the Margin Holiday Period, and (b) utilizing FF&E reserves (including those held by the franchisor), existing (and new, as set forth below) excess cash flow reserves, and capital expenditure reserves to pay for accrued and unpaid interest on the Purchased Mortgage Loan as well as costs needed to carry the Mortgaged Property during the Purchased Mortgage Loan Margin Holiday Period; provided that such escrows and reserves are not Purchased Mortgage Loan proceeds pursuant to the terms of the Purchased Mortgage Loan Documents;

(iii)extending any required completion dates (and/or extending or permitting delays for force majeure events) for repairs or capital expenditure projects relating to the Mortgaged Property during the Margin Holiday Period;

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(iv)if applicable, waiving or modifying any covenants requiring the Mortgagor to continuously operate or limiting cessation of operations at the Mortgaged Property during the Margin Holiday Period or such longer period as required by any relevant Governmental Authority or other Requirements of Law;

(v)if applicable, consenting to any modification to the applicable franchise agreement to address waivers and deferrals of FF&E, brand refresh, working capital and capital expenditure requirements during the Margin Holiday Period;

(vi)if applicable, consenting to any modification to the Mortgage Loan Documents to address any defaults and or bankruptcy of any retail or restaurant tenants (or their lease guarantors) at the Mortgaged Property and voting in any such bankruptcy;

(vii)if applicable., consenting to any modification to the applicable Ground Lease to address waivers and deferrals of tenant requirements under such Ground Lease during the Margin Holiday Period (including consenting to any modification to the Ground Lease that would permit ground rent forgiveness beyond the Margin Holiday Period (i.e., to the extent same is beneficial to the Mortgagor and Seller)); and/or

(viii)providing that all excess cash flow from the Mortgaged Property will be swept into a reserve account under Seller’s control to be applied to pay accrued and unpaid interest on the Purchased Mortgage Loan, as well as costs needed to carry the Mortgaged Property.

Seller will keep Buyer reasonably informed regarding any Hurt Plaza Purchased Mortgage Loan Modifications and One Bay Plaza Purchased Mortgage Loan Modifications (including notifying Buyer of any requests therefore from the underlying borrower and providing copies of any related draft and final modification documents related thereto).

SECTION 4. Conditions. The amendments to the Agreement contained in Section 1 of  this  Amendment and the covenants and agreements contained in Section 3 of this Amendment, in each case, shall be effective upon the satisfaction of each of the conditions set forth in this Section 4.

4.1Execution and Delivery. Each Seller Party and the Buyer shall have executed and delivered this Amendment and any other documents requested by the Buyer prior to the date hereof, all in form and substance satisfactory to the Buyer.

4.2Intentionally Omitted.

4.3No Default. After giving effect to the amendments contained herein, no Default or Event of Default shall have occurred and be continuing.

4.4Representations and Warranties. The representations and warranties of the Seller set forth in Section 5 of this Amendment are true and correct.

4.5Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to counsel for the Buyer retained at the expense of the Seller. All legal matters have been satisfied as of the Effective Date as evidenced by Buyer’s execution and delivery of this Amendment.

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SECTION 5. Representations, Warranties and Covenants of the Seller Parties. To induce the Buyer to enter into this Amendment, each Seller Party hereby represents and warrants to the Buyer as follows, and shall observe the following covenants:

5.1Reaffirmation of Representations and Warranties/Further Assurances. After giving effect to the amendments contained herein, each representation and warranty of the Seller Parties contained in the Agreement or in any other Transaction Document is true and correct in all material respects on the date of this Amendment (except that any representation or warranty which by its terms was made as of a specified date shall be true and correct in all material respects only as of such specified date and any representation or warranty which is qualified by reference to “materiality” or “Material Adverse Change” is true and correct in all respects). The applicable Seller Party must promptly correct, , any defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment or recordation of any Transaction Document. Promptly upon reasonable request by Buyer, the applicable Seller Party also must do, execute, acknowledge, deliver, record, re-record, file, re- file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as Buyer may reasonably require from time to time in order: (a) to carry out more effectively the purposes of the Transaction Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Transaction Documents; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto Buyer the rights granted now or hereafter intended to be granted to Buyer under any Transaction Document or under any other instrument executed in connection with any Transaction Document or that any Seller Party may be or become bound to convey, mortgage or assign to Buyer in order to carry out the intention or facilitate the performance of the provisions of any Transaction Document. Upon Buyer’s reasonable request, Seller Parties must furnish to Buyer evidence satisfactory  to Buyer of every such recording, filing or registration.

5.2Consent and Reaffirmation of Guaranty. Guarantor agrees that the obligations of Seller guaranteed under the Guaranty include, without limitation, certain obligations of Seller under the Agreement, as the Agreement has been modified pursuant to the terms of this Amendment, all as more particularly set forth in the Guaranty. In addition, Guarantor acknowledges that its obligations under the Guaranty are separate and distinct from those of Seller on the Agreement, and Guarantor represents and warrants to Buyer that Guarantor has no claims, offsets or defenses with respect to its obligations under the Guaranty.

5.3Corporate Authority; No Conflicts. The execution, delivery and performance by Seller of this Amendment and all documents, instruments and agreements contemplated herein are within Seller’s corporate, limited liability company, limited partnership or other organizational powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any court or agency of government and do not violate or constitute a default under any provision of any applicable law or other agreements binding upon Seller or result in the creation or imposition of any Lien upon any of  the assets of Seller except as permitted under the Agreement.

5.4Enforceability. This Amendment constitutes the valid and binding obligation of such Seller Party enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

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SECTION 6. Miscellaneous.

6.1Effectiveness of Prior Documents. By its signature below, each Seller Party hereby (a) acknowledges and agrees that, except as expressly provided herein and the Guaranty Amendment, the Agreement and each of the other Transaction Documents are hereby ratified and confirmed in all respects and shall remain in full force and effect, (b) ratifies and reaffirms its obligations under, and acknowledges, renews and extends its continued liability under, the Agreement and each other Transaction Document to which it is a party, (c) ratifies and reaffirms all of the Liens granted by it to secure the payment and performance of the Facility Obligations and (d) acknowledges that, except as  expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of (i) any right, power or remedy of the Buyer under any of the Transaction Documents or (ii) any Default now existing or hereafter arising. Without limiting the generality of the foregoing, none of  the execution, delivery, negotiation pursuant to, or other consummation of this Amendment shall constitute the commencement of an action such as to render operative any jurisdiction’s “single action” or “one action” rule. Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement, and each reference in the other Transaction Documents to “the Agreement”, “thereunder”, “thereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as modified hereby. This Amendment is a Transaction Document, and all provisions in the Agreement pertaining to Transaction Documents apply hereto. This is an amendment, not a novation.

6.2Government Deferral Order. In the event that any federal, state or local government unit, regulatory agency, or executive issues an order requiring a moratorium, stay, or otherwise imposes a mandatory forbearance, modification, deferral or other limit on the collection of loan payments of any kind during the term of the Agreement (“Government Deferral Order”), and subject to any such Government Deferral Order, any deferral or similar period required by such Government Deferral Order will be deemed to run concurrently with any modification, forbearance or deferment period provided for in this Amendment. This includes any change to any Repurchase Price in which Buyer has agreed to collect less than the full principal and interest otherwise due under the original Transaction Documents.

6.3Survival. All agreements, representations and warranties made herein will survive the execution of this Amendment.

6.4Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6.5Legal Expenses. The Seller Parties hereby agree to pay all reasonable fees and expenses of special counsel to the Buyer incurred by the Buyer in connection with the preparation, negotiation and execution of this Amendment and all related documents.

6.6Counterparts. The Amendment may be signed in any number of counterparts, each of which will be considered an original, but when taken together will constitute one document. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic image (including, without limitation, “pdf”, “tif” or “jpg”) format or executed via DocuSign will be effective as a delivery of an original of a manually executed counterpart of this Amendment and will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as is such facsimile or electronic image signature page was an original thereof. However, this Amendment shall bind no party until the Seller, the Guarantor and the Buyer have executed a counterpart.

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6.7No Commitment to Extend, Modify or Forbear. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AMENDMENT OR THE GUARANTY AMENDMENT, BUYER HAS NOT AGREED, AND DOES NOT HEREBY AGREE, TO EXTEND, MODIFY OR OTHERWISE RESTRUCTURE ANY FACILITY, OR FORBEAR FROM EXERCISING ANY OF ITS RIGHTS OR REMEDIES UNDER THE TRANSACTION DOCUMENTS, AS AMENDED BY THIS  AMENDMENT OR THE GUARANTY AMENDMENT. NO PRIOR COURSE OF DEALING, NO USAGE OF TRADE, AND NO ORAL STATEMENTS OR COMMENTS BY BUYER OR ITS OFFICERS, EMPLOYEES, ATTORNEYS OR OTHER AGENTS, WHETHER BEFORE, ON OR AFTER THE DATE HEREOF, WILL BE DEEMED TO BE A COMMITMENT OR AGREEMENT BY BUYER TO EXTEND, MODIFY, OR OTHERWISE RESTRUCTURE ANY FACILITY OR FORBEAR FROM EXERCISING ANY OF ITS RIGHTS OR REMEDIES, EXCEPT AS EXPRESSLY SET FORTH IN THE AMENDMENT, OR UNLESS THE SAME IS HEREAFTER REDUCED IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BUYER.

6.8Complete Agreement. THIS AMENDMENT, THE GUARANTY AMENDMENT, THE AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

6.9Copies; Electronic Records. Seller and the Guarantor hereby acknowledge the receipt of  a copy of the Amendment and all other Transaction Documents. Buyer may, on behalf of Seller and the Guarantor, create a microfilm or optical disk or other electronic image of the Amendment, and any or all  of the Transaction Documents. Buyer may store each such electronic image in its electronic form and  then destroy the paper original as part of Buyer's normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity, and enforceability as the paper original.  To the extent permitted by law, Seller, the Guarantor and Buyer agree that Buyer may convert the Agreement into a "transferable record" or the equivalent thereof as defined in applicable law and that such transferable record will be the authoritative copy of the Agreement. Buyer, on its own behalf, may control and transfer such authoritative copy as permitted by such law.

6.10Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

6.11Notices. Notwithstanding anything to the contrary contained in the Repurchase Agreement (including Section 15 thereof) or any other Transaction Document, all notices, consents, approvals and other requests required or permitted under the Transaction Documents shall be in writing and given by e-mail or prepaid nationally recognized overnight courier. Any notice shall be deemed to have been received: (i) if sent by e-mail, on the date that it is delivered and (ii) on the next Business Day if sent by an overnight courier, provided that a copy of such notice delivered by overnight courier is also simultaneously sent by e-mail, and in each case addressed to the parties as follows, or to such other address as such party may hereafter specify in a written notice delivered pursuant to this paragraph:

If to Buyer:

U.S Bank National Association Galleria North Tower I

13737 Noel Road, Suite 800

Dallas, Texas 75240

Attention: Huvishka Ali and Thomas Salmen Telephone: (972) 581-1602/(612) 303-3640

e-mail: huvishka.ali@usbank.com / thomas.salmen@usbank.com

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with a copy to:

U.S Bank National Association 13737 Noel Road, Suite 800 Dallas, Texas 75240

Attention: Loan Administration – Ellen Wilson/Martha Burnett Telephone: (972) 581-1668/(972) 581-1603

e-mail: ellen.wilson@usbank.com/marty.barnett@usbank.com

and to:

Stroock & Stroock & Lavan LLP 180 Maiden Land

New York, New York 10038 Attention: Michael J. McCarthy, Esq.

Telephone: (212) 806-1286

e-mail: mmccarthy@stroock.com

If to Seller:

TPG RE Finance 14, Ltd.

c/o TPG RE Finance Trust Management, L.P. 888 Seventh Avenue, 33rd Floor

New York, NY 10106

Attention: TRT Asset Management, Robert R. Foley, Deborah Ginsberg and Jason Ruckman

e-mail: bfoley@tpg.com, dginsberg@tpg.com and jruckman@tpg.com with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas New York, NY 10036 Attention: Daniel L. Stanco

e-mail: daniel.stanco@ropesgray.com

If to Guarantor:

TPG RE Finance Trust Holdco, LLC

c/o TPG RE Finance Trust Management, L.P. 888 Seventh Avenue, 33rd Floor

New York, NY 10106

Attention: Robert R. Foley, Deborah Ginsberg and Jason Ruckman

e-mail: bfoley@tpg.com, dginsberg@tpg.com and jruckman@tpg.com with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas New York, NY 10036 Attention: Daniel L. Stanco

e-mail: daniel.stanco@ropesgray.com

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6.12Governing Law. This Amendment and any claim, controversy, dispute or cause  of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York. The other provisions of Section 20 of the Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

6.13Most Favored Nation. Notwithstanding anything to the contrary contained in this Amendment, in the event that Guarantor and/or any Subsidiary of Guarantor enters into any written agreement or amends in writing any other commercial real estate loan repurchase agreement, warehouse facility or credit facility which agreement or facility finances commercial real estate loans similar to the Purchased Mortgage Loans (the “Other Facility Agreements” and any other buyers or lenders that are party thereto, the “Other Buyers”) and any such Other Facility Agreement, as compared to this Amendment, contains a margin holiday or similar period relating to margin calls that is shorter than the Margin Holiday Period and the material provisions of such Other Facility Agreement are not otherwise materially more favorable to Guarantor or such Affiliate, then the Margin Holiday Period shall be automatically modified to incorporate such shorter period contained in such Other Facility Agreement.

6.14General Release.

(a)Seller and the Guarantor, for and on behalf of itself and its legal representatives, successors and assigns, fully, unconditionally, and irrevocably waives, releases, relinquishes and forever discharges Buyer, its parents, subsidiaries, and affiliates, its and their respective past, present and future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns, (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, liabilities, losses, costs, expenses, demands, judgments, damages (including compensatory and punitive damages), levies and executions of whatsoever kind, nature and/or description arising on or before the Effective Date, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, joint or several, fixed or contingent, direct or indirect, contractual or tortious, which Seller, the Guarantor, or its legal representatives, successors or assigns, ever had or now has or may claim to have against any of the Released Parties, with respect to any matter whatsoever, including, without limitation, the Transaction Documents, the administration of any Transaction Documents, the negotiations relating to this Amendment and the other Transaction Documents executed in connection herewith and any other instruments and agreements executed by Seller and the Guarantor in connection therewith or herewith, arising on or before the Effective Date.

(b)Seller and the Guarantor covenant and agree not to sue any Released Party or in any way assist any other person in suing a Released Party with respect to any claim released herein. Seller and the Guarantor understand, acknowledge and agree that the release set forth in this Section may be plead as a full and complete defense to any claim described above and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of any provision in this Section.

(c)Seller and the Guarantor acknowledge that Buyer is specifically relying on the provisions contained in this Section as a material inducement in entering into the Amendment. It is the express intent of Seller and the Guarantor that the provisions set forth in this Section be construed as broadly as possible in favor of the Released Parties so as to forever foreclose the assertion by Seller or any Guarantor of any claims released hereby. The provision of this release will survive and continue to be in full force and effective irrespective of any termination of this Amendment (provided this Amendment takes effect as provided in the Section above entitled “Conditions Precedent”) or the end of the Margin Holiday Period.

[Signatures on the Following Page]

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The undersigned(s) hereby execute this document, intending to create an instrument executed under seal as of the day first set forth above.

SELLER:

TPG RE FINANCE 14, LTD.,
an exempted company incorporated with limited liability under the laws of the Cayman Islands
By:	/s/ Matthew Coleman
Name:	Matthew Coleman
Title:	Vice President

Acknowledged and Agreed to:

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC,
a Delaware limited liability company
By:	/s/ Matthew Coleman
Name:	Matthew Coleman
Title:	Vice President

[TRT/USB – Amendment No. 2 to Master Repurchase and Securities Contract]

BUYER:

U.S. BANK NATIONAL ASSOCIATION

/s/ Thomas R. Salmen
Name:	Thomas R. Salmen
Title:	Senior Vice President

[TRT/USB – Amendment No. 2 to Master Repurchase and Securities Contract]

SCHEDULE I

SPECIFIED PURCHASED MORTGAGE LOANS

Purchased Asset Name	Amount of Partial Repurchase to be applied in reduction of Purchase Price	Outstanding Purchase Price After Partial Repurchase as of May 28, 2020	New Purchase Price Percentage / Maximum Purchase Price Percentage	Committed Future Funding*
1. One Bay Plaza	$3,874,605	$39,245,395	70% / 70%	$5,484,605
2. Hurt Building	$2,020,103	$30,338,441	70% / 70%	$4,661,559
TOTAL	$5,894,708	$69,583,836

* As such amounts may be modified pursuant to an amended and restated Confirmation as agreed to by Buyer and Seller from time to time after the date hereof.

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